Exhibit 1.5

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: +44 (20) 77736461

Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Telephone: +1 212 412 4000

Date:	January 4, 2018

To:	Sempra Energy
488 8th Avenue
San Diego, CA 92101
Attention: General Counsel

Re:	Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Sempra Energy (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”). Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions” and together with the Equity Definitions, the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the 2006 Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but (i) with the elections set forth in this Confirmation and (ii) with the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer as if (a) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (b) the “Threshold Amount” with respect to Dealer were three percent of the shareholders’ equity of Dealer, (c) the following language were added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business

Days of such party’s receipt of written notice of its failure to pay.”; and (d) the term “Specified Indebtedness” had meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that, other than the Transaction to which this Confirmation relates, no Transaction shall be governed by the Agreement. For purposes of the Equity Definitions, this Transaction is a Share Forward Transaction.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	As set forth in Schedule I

Effective Date:	As set forth in Schedule I

Seller:	Counterparty

Buyer:	Dealer

Shares:	Shares of common stock of Counterparty, without par value (Ticker Symbol: “SRE”)

Number of Shares:	Initially, as set forth in Schedule I (the “Initial Number of Shares”). On each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Maturity Date:	As set forth in Schedule I

Initial Forward Price:	As set forth in Schedule I

Forward Price:	(a) On the Effective Date, the Initial Forward Price; and

(b)    on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that, on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 365.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate” as displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that, if no such rate appears for a particular day on such page, the Overnight Bank Rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	As set forth in Schedule I

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price Reduction Dates:	As set forth on Schedule I, subject to adjustment by written notice, no later than November 30, 2018, from Counterparty to Dealer, in respect of one or more originally scheduled Forward Price Reduction Dates, each occurring on or after January 1, 2019, so long as (i) each such adjusted Forward Price Reduction Date corresponds to an “ex-dividend” date in respect of a regular cash dividend, (ii) such notice from Counterparty contains a representation to Dealer that Counterparty is not, as of the date of such notice, aware of any material nonpublic information regarding Counterparty or the Shares and (iii) each such “ex-dividend” date occurs no earlier than January 1, 2019.

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System:	The Depository Trust Company

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, based on the advice of counsel, determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to the Transaction for Dealer to refrain from or decrease any market activity in connection with the Transaction; provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)

Settlement Date:

Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date that is either:

(a)    designated by Counterparty as a “Settlement Date” in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements, if applicable, and is delivered to Dealer not later than the relevant Settlement Notice Date (as specified in Schedule I); provided that, if Dealer shall fully unwind its hedge with respect to the portion of the Number of Shares to be settled during an Unwind Period, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date (with prior notice to Counterparty at least two Scheduled Trading Days prior to such Specified Settlement Date);or

(b)    designated by Dealer as a “Settlement Date” pursuant to the “Termination Settlement” provisions of Paragraph 7(f) below;

provided that the Maturity Date will be deemed to be designated a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero, and provided further that, following the occurrence of five consecutive Disrupted Days during an Unwind Period Dealer may designate the second Scheduled Trading Day thereafter as the Settlement Date with respect to all or a portion of the relevant Settlement Shares.

Settlement Shares:

(a)    With respect to any Settlement Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant to the “Termination Settlement” provisions of Paragraph 7(f) below, as applicable; and

(b) with respect to the Settlement Date on the Maturity Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements, if applicable; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares subject to Cash Settlement or Net Share Settlement in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (A) in a manner that, in the reasonable discretion of Dealer, based on advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (B) due to the occurrence of five or more Disrupted Days or to the lack of sufficient liquidity in the Shares during the Unwind Period, (iii) to any Termination Settlement Date (as defined under

“Termination Settlement” in Paragraph 7(f) below) and (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date and for which the provisions of Section 6 of the Agreement do not otherwise apply under the provisions of this Confirmation; provided further that if Physical Settlement applies under clause (i), (ii) or (iii) immediately above, Dealer shall provide written notice to Counterparty at least two Scheduled Trading Days prior to such specified Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty, in the form set forth in clause (i) under the heading “Additional Representations and Agreements of Counterparty” in Paragraph 7(d) below.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the Forward Price in effect on the date of designation of the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:

An amount determined by the Calculation Agent equal to:

(a)    (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus (B) the Unwind Purchase Price, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)    the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Unwind Purchase Price:	The weighted average price at which Dealer purchases Shares during the Unwind Period to unwind its hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Share Settlement applies, and the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, plus $0.02 per Share.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date in respect of which Net Share Settlement applies, the absolute value of the Cash Settlement Amount divided by the Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the Scheduled Trading Day preceding such Settlement Date, subject to “Termination Settlement” as described in Paragraph 7(f) below. Each Scheduled Trading Day in the Unwind Period shall be an Unwind Date. Notwithstanding anything to the contrary herein, in any Settlement Notice specifying Net Share Settlement or Cash Settlement to be applicable with respect to any Settlement Shares, Counterparty may, at its election, specify an Unwind Period Outside Date and, if so, notwithstanding anything to the contrary herein, the Unwind Period relating to such Settlement Shares will not occur on any date later than such Unwind Period Outside Date (and, for the avoidance of doubt, the provisions set forth in clause (ii) of the proviso opposite the caption “Settlement Method Election” above will apply to any such Unwind Period that ends on the Unwind Period Outside Date, as applicable). “Unwind Period Outside Date” means, if specified at Counterparty’s election in any Settlement Notice, the second Scheduled Trading Day immediately preceding the last calendar day of the calendar quarter in which the related Settlement Date is scheduled to occur.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. Section 11.2(e) of the Equity Definitions is hereby amended by deleting clauses (iii) and (v) thereof.

Additional Adjustment:	If, in Dealer’s commercially reasonable judgment, the actual cost to Dealer (or an affiliate of Dealer) (excluding any balance sheet charges or funding costs incurred by such party), over any 15 consecutive day period, of borrowing a number of Shares equal to the Number of Shares to hedge in a commercially reasonable manner its exposure to this Transaction exceeds a weighted average rate equal to 25 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Dealer for the amount by which such cost exceeded a weighted average rate equal to 25 basis points per annum during such period.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law) shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Paragraphs 7(e) and 7(f), respectively. The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%.”

Failure to Deliver:	Applicable with respect to a Transaction if Dealer is required to deliver Shares under such Transaction; otherwise, Not Applicable

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to any wholly owned direct or indirect subsidiary of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of the transfer; provided that, under all circumstances, Dealer and any transferee of Dealer shall be eligible to provide a United States Internal Revenue Service Form W-9 or Form W-8ECI with respect to any payments under the Agreement.

3. Calculation Agent:	Dealer whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five (5) Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

4. Account Details:

(a) Account for delivery of Shares to Dealer:	DTC Securities: 229

(b) Account for delivery of Shares to Counterparty:	To be furnished

(c) Account for payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date

(d) Account for payments to Dealer:	Bank: Barclays Bank plc NY ABA# 026 00 2574 BIC: BARCUS33 Acct: 50038524 Beneficiary: BARCGB33

5. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party

The Office of Dealer for the Transaction is: New York

6. Notices: For purposes of this Confirmation:

(a)    Address for notices or communications to Counterparty:

Sempra Energy

488 8th Avenue

San Diego, CA 92101

Attention: General Counsel

(b)    Address for notices or communications to Dealer:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attention: Paul Robinson

Telephone: (+1) 212-526-0111

Facsimile: (+1) 917-522-0458

7. Other Provisions:

(a) Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof between Counterparty, the Agent and the other representatives of the several underwriters named in Schedule I thereto, and the Forward Sellers (as such term is defined therein) (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty are true and correct on the Effective Date as if made as of the Effective Date (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date (iii) the condition that Counterparty has delivered to Dealer an opinion of counsel dated as of the Effective Date, in form and substance as previously agreed between Counterparty and Dealer; provided that any such opinion may contain customary exceptions and qualifications, (iv) all of the conditions set forth in Section 8 of the Underwriting Agreement and (v) the condition, as determined by Dealer in good faith and in a commercially reasonable manner, that neither of the following has occurred (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Number of Shares, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost of more than a rate equal to the 200 bps to do so (in which event this Confirmation shall be effective but the Number of Shares for this Transaction shall be the number of Shares Dealer is required to deliver in accordance with Section 4(c) of the Underwriting Agreement).

(b) Interpretive Letter. Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for this Transaction to comply with the Interpretive Letter. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M promulgated under the Exchange Act (“Regulation M”).

(c) Agreements and Acknowledgments Regarding Shares.

(i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii) Counterparty agrees and acknowledges that Dealer (or an affiliate of Dealer) will hedge its exposure to this Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or an affiliate of Dealer) in connection with this Transaction may be used by Dealer (or an affiliate of Dealer) to return to securities lenders without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 7(g) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or an affiliate of Dealer) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii) Counterparty agrees and acknowledges that it has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap (as defined in Section 7(r) below), solely for the purpose of settlement under this Transaction.

(iv) Unless the provisions set forth below under “Private Placement Procedures” are applicable, Dealer agrees to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Transaction.

(v) In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, as applicable, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters, as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control.

(d) Additional Representations and Agreements of Counterparty. Counterparty represents, warrants and agrees as follows:

(i) Counterparty represents to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction, that (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, (B) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (C) Counterparty is not entering into this Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(ii) [Reserved].

(iii) Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv) During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or use reasonable efforts to notify Dealer by such time if Counterparty expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v) Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that Counterparty reasonably believes would cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18, determined as if all such foregoing purchases were made by Counterparty.

(vi) Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of an exception set forth in each of Rules 101(b) and 102(b) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of this Transaction or its performance of the terms hereof.

(ix) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) To Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act and the Federal Power Act.

(xii) No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (A) such as have been obtained under the Securities Act and (B) as may be required to be obtained under state securities laws.

(xiii) Counterparty (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (C) is entering into this Transaction for a bona fide business purpose.

(xiv) Counterparty will, by the next succeeding Scheduled Trading Day following the occurrence thereof, notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(e) Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i) Stock Borrow Event. In the commercially reasonable judgment of Dealer (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost (excluding any balance sheet charges or funding costs incurred by such party) to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(ii) Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) for which such cash dividend (x) has an ex-dividend date that occurs before a Forward Price Reduction Date, or (y) for which the amount exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I, (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer with respect to the Shares that, in the commercially reasonable determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution or (3) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii) ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case, except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement, the provisions of Section 7(f) below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv) Other ISDA Events. An Announcement Date occurs in respect of any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting or the occurrence of any Hedging Disruption or Change in Law; provided that, in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); provided further that (i) the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (B) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date” and (ii) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”) or any similar provision in any legislation enacted on or after the Trade Date; or

(v)

Ownership Event. In the reasonable judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). For purposes of this clause (v), the “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding.

(f) Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of this Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply (without regard to Section 7(e)(iii) above). If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge, and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event.

(g) Private Placement Procedures. If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under such sub-paragraph (ii) or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i) If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply (without regard to Section 7(e)(iii) above). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii) If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(h) Rule 10b-5. It is the intent of Dealer and Counterparty that, following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer during any Unwind Period comply with the requirements of Rule 10b5-l(c)(l)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c). Counterparty acknowledges that (i) during any Unwind Period Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Confirmation and (ii) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

(i) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(j) Governing Law/Jurisdiction. This Confirmation and any claim, controversy or dispute arising under or related to this Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(k) Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer, this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(l) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each of Dealer and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(m) Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 5%. The “Outstanding Share Percentage” as of any day is the fraction (1) the numerator of which is the Number of Shares and (2) the denominator of which is the number of Shares outstanding on such day.

(n) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 8% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares of Counterparty’s outstanding common stock or 5% or more of Counterparty’s outstanding voting power (the “Exchange Limit”) or (iv) Dealer (including any person subject to aggregation of Shares with Dealer) would beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Federal Power Act in excess of a number of Shares equal to 8% of the outstanding Shares (the “FPA Limit”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly so hold in excess of the Exchange Limit or (iv) Dealer (including any person subject to aggregation of Shares with Dealer) would beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Federal Power Act in excess of the FPA Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly so hold in excess of the Exchange Limit and (iv) Dealer (including any person subject to aggregation of Shares with Dealer) would not beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Federal Power Act in excess of the FPA Limit.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

(o) Commodity Exchange Act. Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), the Agreement and this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(p) Bankruptcy Status. Subject to Paragraph 7(l) above, Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than this Transaction.

(q) No Collateral or Setoff. Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations in respect of this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations in respect of this Transaction, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(r) Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver, in the aggregate in respect of all Settlement Dates or other dates on which Shares are delivered under the Transaction a number of Shares greater than 1.5 times the Number of Shares (the “Share Cap”). The Share Cap shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Issuer’s control and (y) Merger Events requiring corporate action of Issuer (or any surviving entity of the Issuer hereunder in connection with any such Merger Event). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 7(r) (the resulting deficit for the Transaction, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, on a pro rata basis between this Transaction and the Other Forwards (as defined below), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (C) Counterparty additionally authorizes any unissued Shares that are not reserved for transactions other than the Transaction (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered for the Transaction) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction (or the Other Forwards on a pro rata basis as set forth above) or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transaction (or the Other Forwards on a pro rata basis as set forth above).

(s) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the WSTAA, (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Definitions or the Agreement (including, but not limited to, any right arising from any Acceleration Event).

(t) Other Forward(s). Dealer acknowledges that Counterparty has entered into two more substantially identical forward transactions for the Shares on the date hereof (collectively, the “Other Forwards”) with Morgan Stanley & Co. LLC and Royal Bank of Canada. Counterparty agrees that it shall not designate a “Settlement Date” with respect to either Other Forward for which “Cash Settlement” or “Net Share Settlement” is applicable and for which the resulting “Unwind Period” for such Other Forward coincides for any period of time with an Unwind Period for this Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and the length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of this Transaction only on every third Scheduled Trading Day, commencing on the third Scheduled Trading Day of such Overlap Unwind Period.

(u) Indemnity. Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, except to the extent determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence or willful misconduct. The foregoing provisions shall survive any termination or completion of the Transaction.

(v) Taxes.

a.	For purposes of Section 3(e) of the Agreement, Dealer and Counterparty each represent and warrant that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Confirmation and the Transaction evidenced hereby.

b.	For the purpose of Sections 4(a)(i) and (iii) of the Agreement, Dealer (including any transferee thereto) agrees to deliver to Counterparty, and Counterparty agrees to deliver to Dealer, (1) one duly executed United States Internal Revenue Service Form W-9 or Form W-8ECI (or successor thereto), completed accurately and in a manner reasonably acceptable to the other party, and any other form or document that may be required or reasonably requested in order to allow the other party to make a payment under this Confirmation without any deduction or withholding for or on account of any Tax or with such deduction at a reduced rate. Such forms shall be delivered upon execution of this Confirmation and each party shall provide a new form promptly upon (i) reasonable request of the other party or (ii) learning that any form previously provided has become inaccurate or incorrect. For the purpose of Section 3(f) of the Agreement, Dealer represents that (i) it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of United States Treasury Regulations) for United States federal income tax purposes, and (ii) each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business in the United States. For the purpose of Section 3(f) of the Agreement, Counterparty represents that it is (i) a corporation duly organized and formed under the laws of the State of California and (ii) an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

c.	The following terms are added to Section 14 (Definitions) of the Agreement:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Dividend Equivalent Tax” means any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or the United States Treasury Regulations thereunder.

“FATCA Withholding Tax” means any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Section 871(m)” means (i) Section 871(m) of the Code and (ii) any successor Code provision.

d.	“Tax” as used in Section 5(b) of the Agreement, and “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any FATCA Withholding Tax or any Dividend Equivalent Tax. “Tax” as used in clause (v)(a) of this Confirmation shall not include any Dividend Equivalent Tax or any FATCA Withholding Tax. For the avoidance of doubt, each of a FATCA Withholding Tax and a Dividend Equivalent Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement (giving effect to Section 2(d) of the Agreement as modified by clause (v)(e) of this Confirmation below).

e.	The Agreement is modified as follows:

i.	The flush language at the end of Section 2(d)(ii) is replaced in its entirety with the following: “then, except to the extent Y has satisfied (including by making a payment to X pursuant to Section 2(d)(iii)) or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).”

ii.	The following is added at the end of Section 2(d) as new Section 2(d)(iii):

“Amounts for Dividend Equivalent Taxes.

For all purposes of this Section 2(d), the requirement that X remit any amount of Dividend Equivalent Tax (without regard to whether there is a payment under the Transaction from which to withhold or deduct such Tax) shall be treated as a requirement to withhold or deduct Tax with respect to a payment under the Transaction. If at any time, X is required to remit an amount of Dividend Equivalent Tax with respect to the Transaction, then without duplication for (1) any amount that X has deducted on account of such Tax from any amount paid to Y or (2) any amount that X has paid from money or other property of Y, with respect to Dividend Equivalent Tax required to be remitted, the amount so required to be remitted shall be payable by Y to X on the date on which the remittance of Dividend Equivalent Tax is required to be made. Upon the reasonable request of Y, X will supply to Y computations setting forth in reasonable detail computation of the amount of Dividend Equivalent Tax payable by Y to X pursuant to the preceding sentence.”

(w) Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(x) Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(y) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through the Agent.

(z) Bail-In Protocol. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the ISDA 2016 Bail-In Article 55 BRRD Protocol published by the International Swaps and Derivatives Association, Inc. on 14 July 2016 (the “Bail-In Protocol”) shall be deemed to be incorporated into and apply to the Agreement with effect from the date of this Confirmation as if references in those provisions to “Protocol Covered Agreement” as defined in the Bail-in Protocol were references to the Agreement, and on the basis that references to the “Implementation Date” in the Bail-in Protocol shall be deemed to be references to the date of this Confirmation.

(aa) Contractual Recognition of UK Stay in Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of paragraphs 1 to 4 (inclusive) of the UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by the International Swaps and Derivatives Association, Inc. on 3 May 2016, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be references to the date of this Confirmation.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

BARCLAYS BANK PLC

/s/ Paul Robinson
Name: Paul Robinson Title: Authorized Signatory

[Signature Page to Registered Forward

Transaction Confirmation]

Confirmed as of the date first above written:

SEMPRA ENERGY

By:	/s/ Kathryn J. Collier
Name:	Kathryn J. Collier
Title:	Vice President and Treasurer

[Signature Page to Registered Forward

Transaction Confirmation]